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                                                                    EXHIBIT 99.1


                         NORTH FORK BANCORPORATION, INC.

                2004 OUTSIDE DIRECTORS STOCK IN LIEU OF FEES PLAN

         1. Purposes of the Plan. The purpose of this 2004 Outside Directors Stock In Lieu of Fees Plan is to provide a way for the Non-Employee Directors of North Fork Bancorporation, Inc. and its subsidiaries to increase their ownership of North Fork Common Stock and align their interests with the interests of North Fork's shareholders.

         2. Definitions. As used herein, the following definitions shall apply:

                  (a)      "Board" means the Board of Directors of the Company.

                  (b) "Committee" means the Compensation and Stock Committee of the Board or any successor to such committee.

                  (c)      "Common Stock" means the common stock of the Company.

                  (d) "Company" means North Fork Bancorporation, Inc., a Delaware corporation.

                  (e) "Director" means a member of the Board or a member of the board of directors of any Subsidiary of the Company, or any honorary, advisory or emeritus director of the Company or any such Subsidiary.

                  (f) "Directors Fees" means any fees payable to a Non-Employee Director for his or her service as a Director of the Company or any of its Subsidiaries, including (i) fees payable as a retainer for service on the Board of Directors or any committee of the board of directors of any such entity (including special retainer fees payable to chairpersons), (ii) fees payable for attendance at meetings of the board of directors or any committee of the board of directors of any such entity, and (iii) fees payable for service as an honorary, advisory or emeritus director of any such entity.

                  (g) "Distribution Dates" means the 10th day of any two calendar months that are six (6) months apart (e.g., March and September) as determined from time to time by the Plan Administrator, or if either such day in any year is not a Trading Day, the first Trading Day thereafter.

                  (h) "Employee" means any person employed by the Company or any Subsidiary of the Company.

                  (i) "Market Value," in reference to the Common Stock, means, as of any date, the average over the preceding ten (10) Trading Days of the closing price per share of the Common Stock as quoted on the stock exchange on which the Shares are then listed.


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                  (j)      "Non-Employee Director" means a Director of the
                           Company or any Subsidiary of the Company who is not an Employee.

                  (k) "Plan" means this 2004 Outside Directors Stock In Lieu of Fees Plan.

                  (l)      "Share" means a share of the Common Stock.

                  (m) "Subsidiary" means a "subsidiary corporation" of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

                  (n) "Trading Day" means a day on which the principal U.S. securities markets are open for trading.

         3. Administration. The Plan will be administered by the Committee (the "Plan Administrator"). Subject to the express provisions set forth elsewhere in this Plan, the Plan Administrator will (i) have responsibility for obtaining from Non-Employee Directors their elections forms for participation in the Plan pursuant to Section 6(a), (ii) oversee the distribution of Shares to Directors under the Plan and the maintenance of Plan books and accounts, (iii) distribute appropriate notices and materials regarding the Plan (including materials required under applicable securities and other laws) and make all appropriate filings with regulatory agencies, and (iv) interpret the Plan and otherwise have responsibility for the orderly operation of the Plan. Interpretations regarding the Plan by the Plan Administrator will be final and binding on all Directors subject to the Plan. The Plan Administrator may delegate to other parties, including officers of the Company, some or all of its duties under the Plan.

         4. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be distributed to Non-Employee Directors under the Plan in lieu of cash fees is 500 thousand Shares. Shares distributed under the Plan may be authorized but unissued shares of Common Stock, or shares of Common Stock held in the treasury.

         5. Eligibility. Only Non-Employee Directors may participate in the Plan. The Plan shall not confer upon any Non-Employee Director any right to continue as a member of the Board or a member of the board of directors of any Subsidiary of the Company or to be re-nominated to any such position, nor shall it interfere in any way with any rights which the Director, the Company or the Company's shareholders may have to terminate the Director's relationship with the Company or its Subsidiaries.

         6.       Elections to Receive Stock In Lieu of Cash.

                  (a) Election Procedure. At least once each year during the life of the Plan, each Non-Employee Director will be given the opportunity to elect to receive some or all Directors Fees payable to the Non-Employee Director in the ensuing 12-month period in the form of Shares of Common Stock in



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                           lieu of cash. Non-Employee Directors electing to
                           participate or to change their pre-existing level of participation in the Plan will submit a written election to the Company in a form determined by the Plan Administrator for specifying what portions of the Directors Fees payable in the ensuing 12-month period they wish to receive in the form of Shares of Common Stock in lieu of cash. At the end of any 12-month period, Non-Employee Directors who do not wish to change their level of participation in the Plan need not return any election form to the Plan Administrator, in which event they will continue to participate in the Plan at the same level as during the preceding 12-month period. Election forms must be recorded by the Company at least one (1) month prior to the beginning of the 12-month period to which the election relates. Once an election has been made for any 12-month period and the 12-month period has begun, a Director may terminate his or her participation in the Plan for the remainder of the 12-month period, but may not modify his or her level of participation.

                  (b) Distribution of Shares; Calculation of Number of Shares Distributable. Shares will be distributed to Directors eligible and electing to participate in the Plan on the biannual Distribution Dates, regardless of the date or dates on which cash Directors Fees are distributed to Directors. On each Distribution Date, participating Directors who have participated in the Plan in the six-month period preceding the Distribution Date (the "Distribution Period") will receive from the Company a number of Shares equal to the greater of (A) the sum of the Monthly Share Allocations for such Director during the relevant Distribution Period, determined as provided below, or
                           (B) the Period-End Allocation for such Distribution Period, determined as provided below. A "Monthly Share Allocation" for a participating Director for any month during a Distribution Period shall equal
                           (i) the dollar amount of the cash payment or payments of Directors Fees that the Director would have received in such month but did not receive due to his or her participation in the Plan, divided by (ii) the Market Value of the Common Stock on the date or dates in such month on which the cash payment thus foregone would otherwise have been received by the Director, calculated to the nearest one one-hundredth of a share (.01). A "Period-End Allocation" for a participating Director for any Distribution Period shall equal (i) the aggregate dollar amount of all cash payments of Directors Fees that the Director would have received in such Distribution Period but did not receive due to his or her participation in the Plan, divided by (ii) the Market Value of the Common Stock on the last date in such Distribution Period on which any cash payment thus foregone would otherwise have been received by the Director, calculated to the nearest one one-hundredth of a share (.01). In making any calculation above, if, between the date of any foregone cash payments for participating Directors and the Distribution Date, there shall have been a change in the outstanding shares of Common Stock of the Company in the



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                           nature of a stock dividend, stock split,
                           reorganization, recapitalization or other similar change, and, if appropriate, the type and issuer of shares issuable to participating Director on the Distribution Date shall be adjusted accordingly. Participants will receive cash in lieu of any fractional Share resulting from the above calculation, based on the Market Value of the Common Stock on the Distribution Date. Distribution of Shares may be made directly to participating Directors or into accounts maintained by or on behalf of such Directors under any other Company plan into which such Shares may be directly deposited, with the consent of such Directors. Distributed Shares will be registered in the name of the participating Director or, if deposited into an account under another Company plan, in the name of the administrator of such plan, or in the name of any custodian or nominee designated by either.

                  (c) Insider Information. Non-Employee Directors will not be permitted to elect to participate in the Plan, or, if participating, to terminate their participation or change the level of their participation in the Plan, during a period when such Director would not be permitted to trade in the Company's securities under the Company's insider trading policy or when they are in possession of material non-public information concerning the Company.

                  (d) Share Shortfalls. In the event that there shall be no remaining Shares authorized for issuance under the Plan or the issuance of additional Shares under the Plan is prohibited by applicable law, the Plan will be suspended and no further Shares will be issued under the Plan unless and until such issuance is once again lawful and may be resumed. In the event of any such suspension, if the final distribution of Shares to participants prior to such suspension may not be completed in full, each participant will receive a pro rata share of the remaining Shares available for distribution on such Distribution Date and cash in lieu of the Shares that would have been distributed to him or her on such date but were not due to the suspension, in an amount equal to the Market Value of such Shares on such date. During any period of suspension, no further elections to participate shall be made or shall be valid.

         7. Term of Plan. The Plan shall become effective upon its adoption by the Board following recommendation by the Committee. It shall continue for a term of ten (10) years unless earlier terminated by the Board.

         8. Share Ownership. Until the issuance to a participating Director of Shares under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), such Director will have no right to vote or receive dividends or any other distributions or any other rights as a shareholder with respect to such Shares.



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         9. Distribution of Cash. If a Director has elected to participate in the Plan but only with respect to a portion of his or her Directors Fees, cash payments of the remaining portion of such participant's Directors Fees shall be distributed in accordance with the prevailing practices of the Company or the Subsidiary.

         10. Adjustments Upon Changes in Capitalization. The number of Shares of Common Stock authorized for distribution under the Plan from time to time shall be adjusted to reflect any stock split, stock dividend, or similar change in the outstanding shares of Common Stock; provided that there shall be no such adjustment in the event of any issuance of shares of Common Stock by the Company for a consideration.

         11. Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend, or discontinue the Plan.

         12. Conditions Upon Issuance of Shares. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 as amended, the rules and regulations promulgated under such laws, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed.













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